Exhibit 10.3

FIRST AMENDMENT
TO
SERIES E UNIT ISSUANCE AGREEMENT

THIS FIRST AMENDMENT TO SERIES E UNIT ISSUANCE AGREEMENT (this “Amendment”) is entered into as of the 2nd day of March, 2009, by and among Bunge N.A. Holdings, Inc., a corporation organized and existing under the laws of Delaware (“Bunge”), Southwest Iowa Renewable Energy, LLC, a limited liability company organized and existing under the laws of Iowa (“SIRE,” and, together with Bunge, the “Parties” and each individually a “Party”), and Bunge North America, Inc., a corporation organized and existing under the laws of New York.

RECITALS

WHEREAS, SIRE and Bunge North America, Inc. previously executed that Series E Unit Issuance Agreement, dated as of March 7, 2008 (the “Agreement”);

WHEREAS, concurrently herewith, the Bridge Loan and the ICM L/C are being renewed for an additional term, the maximum principal amount of the Bridge Loan is being increased to $36,600,000 and the face amount of the ICM L/C is being increased to $8,784,000;

WHEREAS, in connection with the renewal of the Bridge Loan, Bunge will be substituted for Bunge North America, Inc. as a Party to the Agreement and Bunge will post cash collateral with the Bridge Lender in an amount equal to $27,816,000, as such amount may be increased in accordance with the ICM Amendment (as hereinafter defined) (the “Cash Collateral”), in lieu of renewing the Bunge L/C;

WHEREAS, in connection with the foregoing, the Parties desire to amend the Agreement as set forth herein; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
AMENDMENTS

1.1           Global Amendment.  All references in the Agreement to “Bunge” shall refer to Bunge N.A. Holdings, Inc.

Exhibit 10.3

1.2           Issuance of Series E Units. Section 1 of the Agreement is hereby re-captioned “Issuance of Series E Units” and is amended and restated in its entirety to read as follows:

“If Bunge makes any payments to the Bridge Lender (either directly or through the Bridge Lender utilizing any Cash Collateral) which reduces amounts owed by SIRE under or in respect of the Bridge Loan when any such amounts become due and payable (whether such amounts consist of principal, interest, fees and/or other amounts) (and SIRE hereby agrees that Bunge shall have the right to make any such payments for the account and benefit of SIRE at any time in Bunge’s sole and absolute discretion after such amounts become due and payable), then Bunge shall notify SIRE in writing (the “Payment Notice”) of the making of, and the amount of, any such payments made by Bunge (each, a “Bridge Loan Payment”) and SIRE shall immediately (but in no event later than three (3) business days following SIRE’s receipt of the Payment Notice from Bunge of the applicable Bridge Loan Payment) reimburse Bunge for the amount of the Bridge Loan Payment (the “Reimbursement Obligation”) by issuing to Bunge (no later than three (3) business days following SIRE’s receipt of the Payment Notice from Bunge of the applicable Bridge Loan Payment) that number of Series E Units which are determined by dividing the amount of the Bridge Loan Payment contained in the Payment Notice by the lesser of (y) $3,000, or (z) one-half (1/2) of the lowest purchase price paid by any party for a Unit who acquired (or who has entered into any agreement, instrument or document to acquire) such Unit after the date hereof but prior to the date of the Bridge Loan Payment as part of the Private Placement. In the event SIRE is legally prohibited from issuing Series E Units to satisfy the Reimbursement Obligation, SIRE shall be obligated to pay Bunge the amount of the Reimbursement Obligation in cash; provided, however, that any such cash payment obligation is and shall be fully subordinated to the payment in full of all of SIRE’s indebtedness, liabilities and obligations under or in respect of the Bank Group Facility pursuant to documentation in form and substance satisfactory to the lenders under the Bank Group Facility. For purposes of this Agreement, “Bank Group Facility” means the credit facility from certain lenders and AgStar Financial Services, PCA, as administrative agent, to SIRE evidenced by that certain Credit Agreement dated May 2, 2007, as amended by that certain First Amendment to Credit Agreement dated as of March 7, 2008, as further amended by that certain Second Amendment to Credit Agreement dated as of December 19, 2008, as further amended by that certain Third Amendment to Credit Agreement dated as of December 30, 2008, as further amended by that certain Fourth Amendment to Credit Agreement dated as of March 2, 2009, and as the same may from time to time be further amended, modified, extended, renewed or restated. Any portion of the Reimbursement Obligation which is not paid or satisfied in full on or before the date which is three (3) business days following the date of SIRE’s receipt of the Payment Notice from Bunge of the applicable Bridge Loan Payment shall bear interest from its due date until paid in full at a rate per annum equal to the lesser of (a) LIBOR plus nine percent (9%) per annum, and (b) the maximum rate allowable under applicable law.  “LIBOR” means the daily average of interbank offered rates for US Dollar deposits in the London market based on quotations at major banks, as published under the heading “London Interbank Offered Rates (LIBOR)” in the

Exhibit 10.3

“Money Rates” column of The Wall Street Journal for a one month maturity, and LIBOR shall fluctuate as and when such published rate changes.”

1.3           Preemptive Right to Purchase Units.  Section 2 of the Agreement is hereby amended by inserting “or Bunge North America, Inc.” following “then owned by Bunge” in clause (a) thereof.

1.4           Covenants.  Section 4 of the Agreement is hereby amended as follows:

(a)           Subsection (b) of Section 4 is hereby amended by inserting “, as amended as of March 2, 2009 (the “Series C Unit Issuance Agreement”)” following the word “herewith” in the third to last line thereof.

(b)           Subsection (d) of Section 4 is hereby amended and restated in its entirety to read as follows:

“SIRE shall pay to Bunge a fee in an amount equal to 6% per annum (computed on an actual day, 360 day year basis) on the aggregate amount of the Cash Collateral (the “Fee”) and shall reimburse Bunge for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, paid or incurred by Bunge in connection with the transactions contemplated by this Agreement and which are documented in invoices provided to SIRE.  All amounts to be paid by SIRE pursuant to this Section 4(d) (the “Fees and Expenses Reimbursement Amount”) shall be due and payable within three (3) business days of the maturity date of the Bridge Loan.  The Fees and Expenses Reimbursement Amount shall be payable in cash to the extent that a cash distribution to members of SIRE in such amount would then be permitted under the terms of the Bank Group Facility.  With respect to any portion of the Fees and Expenses Reimbursement Amount not paid in cash in accordance with the foregoing sentence, SIRE may, at Bunge’s choice in Bunge’s sole discretion, deliver to Bunge that number of Series E Units which is determined by dividing the unpaid Fees and Expenses Reimbursement Amount by the lesser of (i) $3,000 or (ii) one half (1/2) of the lowest purchase price paid by any party for a Unit who acquired (or who has entered into any agreement, instrument or document to acquire) such Unit after March 7, 2008 but prior to the date of the payment of the Fees and Expenses Reimbursement Amount as part of the Private Placement.  Any portion of the Fees and Expenses Amount not paid by SIRE when due shall bear interest at a rate per annum equal to the lesser of (a) LIBOR plus nine percent (9%) per annum; and (b) the maximum rate allowable under applicable law;”

ARTICLE II
CLOSING CONDITIONS

This Amendment shall become effective as of the date hereof upon satisfaction of the following conditions:

Exhibit 10.3

        (a)           Executed Amendment.  Receipt by the Parties of a fully executed counterpart of this Amendment.

(b)           Bridge Loan.  Receipt by Bunge of evidence satisfactory to Bunge of the extension of the maturity date of the Bridge Loan to September 1, 2010.

(c)           Bunge Cash Collateral.  Deposit by Bunge of $27,816,000 in cash with the Bridge Lender as the Cash Collateral.

(d)           Opinion.  Receipt by Bunge of a legal opinion of counsel to SIRE in substantially the form of Exhibit A to the Agreement (with such modifications as may be necessary to reflect this Amendment).

(e)           ICM Amendment.  ICM and SIRE shall have executed an amendment to the Series C Unit Issuance Agreement between ICM and SIRE dated March 7, 2008 (the “ICM Amendment”) and all conditions to the effectiveness of the ICM Amendment shall have been satisfied (other than the execution and delivery of this Amendment).

ARTICLE III
REPRESENTATIONS

SIRE hereby represents to Bunge as follows:

(a)    the representations and warranties made by SIRE in the Agreement are and shall be and remain true and correct; and

(b)    SIRE is in full compliance with the terms of the Agreement applicable to it.

ARTICLE IV
MISCELLANEOUS

4.1    Consent to ICM Unit Issuance Agreement Amendment.  Concurrently herewith, SIRE and ICM are executing the ICM Amendment.  Bunge hereby consents to the ICM Amendment.

4.2    Amended Terms.  Except as specifically amended herein, the Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

4.3           Counterparts.  This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

Exhibit 10.3

4.4           Governing Law.  This Amendment and the rights and the obligations of the parties under this Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Missouri (without reference to conflict of law principles).

4.5           Substitution of Bunge N.A. Holdings, Inc.  SIRE hereby acknowledges and consents to the substitution of Bunge N.A. Holdings, Inc. for Bunge North America, Inc. under the Agreement and releases Bunge North America, Inc. from any further liability or obligation thereunder.

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Exhibit 10.3

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

SOUTHWEST IOWA RENEWABLE ENERGY, LLC
By:	/s/ Mark Drake
Name: Mark Drake
Title: President & CEO

BUNGE N.A. HOLDINGS, INC.
By:	/s/ Michael M. Scharf
Name: Michael M. Sharf
Title: Vice President

Acknowledged and agreed to by:
BUNGE NORTH AMERICA, INC.
By:	/s/ John P. Gilsinn
Name: John P. Gilsinn
Title: Treasurer